Exhibit 99.1

T3 Motion Receives Non-Compliance Notice from NYSE AMEX Regarding Audit Committee Requirements

Costa Mesa, CA (January 20, 2012) www.t3motion.com - T3 Motion, Inc. (NYSE AMEX:TTTM) On January 18, 2012, T3 Motion, Inc. (the “Company”) announced that it received a letter from NYSE Amex LLC (the “AMEX”) dated January 17, 2012 indicating that the Company is not in compliance with the audit committee composition requirements set forth in Section 803(B)(2)(c) of the NYSE Amex LLC Company Guide. AMEX advised that the Company has until the earlier of its next annual meeting or December 31, 2012 to regain compliance with the requirement that the audit committee be comprised of at least two independent members. The Company is currently seeking to replace Mary Schott, who resigned as chairperson of the audit committee effective December 31, 2011, and expects that the position will be filled in the next several weeks.

About T3 Motion, Inc.

T3 Motion, Inc. (AMEX: TTTM) designs, markets and manufactures the T3 Series, an electric stand up vehicle. Headquartered in Orange County, California, T3 Motion, Inc. is dedicated to raising the bar on environmental standards and law enforcement and security capabilities in personal mobility technology. For more information, visit www.t3motion.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding T3 Motion’s business, which are not historical facts, are “forward-looking statements” that are not guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, factors associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering. For additional information concerning these and other factors that may cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Registration Statement filed on Form S-1, as amended, and in the periodic reports the Company files from time to time with the Securities and Exchange Commission.

Company Contact	Investor Relations Contact
Ki Nam	Casey Stegman
T3 Motion, Inc.	Stonegate Securities, Inc.
(714) 619-3600	(214) 987-4121
sales@t3motion.com	casey@stonegateinc.com